Exhibit 3.16

AMENDED AND RESTATED BYLAWS

OF

BTN HOLDCO, INC. (1)

ARTICLE I

STOCKHOLDERS

1.1.                            Meetings.

1.1.1.                  Place.  Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2.                  Annual Meeting.  An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3.                  Special Meetings.  Special meetings of the stockholders of the Company may be called at any time by the chief executive officer, the board of directors, or by the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4.                  Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5.                  Voting Rights.  Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting.  Every stockholder may vote either in person or by proxy.

1.1.6.                  Notice of Meetings; Waiver.

(a)                                 Written or printed notice of the place, date and hour of the meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than ten nor more than sixty days prior to the meeting, either personally or by mail, by or at the direction of the board of directors or person calling the meeting, to each stockholder of record entitled to vote at such meeting.  If such notice is mailed, it shall be deemed to have been delivered to a stockholder on the third day after it is deposited in the United States mail, postage prepaid, addressed to the stockholder at his or her address as it appears on the record of stockholders of the Company, or, if he or she shall have filed with the secretary of the Company a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address.  Such further notice shall be given as may be required by law or otherwise provided herein.

(b)                                 No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice.  The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose

(1)  Amended and restated as of October 2, 2017.

of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

1.2.                            Stockholder Business and Nominations.

1.2.1.                  Annual Meetings of Stockholders.  Nominations of persons for election to the board of directors of the Company and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (i) by or at the direction of the board of directors or the chairman of the board, or (ii) by any stockholder of the Company who is entitled to vote at the meeting.

1.2.2.                  Special Meetings of Stockholders.  Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Company’s notice of meeting pursuant to Section 1.1.6 of these bylaws shall be conducted at such meeting.  Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the board of directors or the chairman of the board or (ii) by any stockholder of the Company who is entitled to vote at the meeting.

ARTICLE II

DIRECTORS

2.1.                            Number and Term.  The number of directors shall be such as the board of directors may by resolution direct from time to time.  Except as otherwise provided in the certificate of incorporation or by law, at each meeting of the stockholders for the election of directors, provided a quorum is present, the directors shall be elected by a plurality of the votes cast in such election.  Each director shall hold office for a term that will expire at the annual meeting of stockholders immediately succeeding their election, and until his successor shall have been elected and shall qualify, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.  The chairman of the board, if one be elected, shall be chosen from among the directors.

2.2.                            Meetings.

2.2.1.                  Place.  Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2.                  Regular Meetings.  Regular meetings of the board of directors shall be held at such times as the board may designate.  Notice of regular meetings need not be given.

2.2.3.                  Special Meetings.  Special meetings of the board may be called by direction of the chief executive officer or any two members of the board on three days’ notice to each director, either personally or by mail, telegram, electronic mail or facsimile transmission.

2.2.4.                  Quorum.  A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5.                  Voting.  Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6.                  Committees.  The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board.  Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.  Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

ARTICLE III

OFFICERS

3.1.                            Election.  At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a chief executive officer or president, treasurer, secretary and such other officers as it deems advisable.

3.2.                            Authority, Duties and Compensation.  The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors.  Except as otherwise provided by board resolution, (i) the chief executive officer shall be the president of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the chief executive officer, have the authority and perform the duties of the chief executive officer.

ARTICLE IV

INDEMNIFICATION

4.1.                            Right to Indemnification.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or trustee of the Company, or is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) (“Delaware General Corporation Law”); provided, that, the Company shall not be required to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Company to procure a judgment in its favor unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

4.2.                            Advance of Expenses.  In addition to the right to indemnification conferred in Section 4.1 of this Article IV, expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article IV.

4.3.                            Indemnification Not Exclusive; Inuring of Benefit.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.4.                            Insurance and Other Indemnfication.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.  The board of directors shall have the power to give other indemnification to the extent permitted by statute.

4.5.                            Employee or Agent.  The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors, officers and trustees of the Company.

4.6.                            Certain Defined Terms.  For purposes of this Article IV, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, trustees, employees or agents, so that any person who is or was a director, officer, trustee, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Article IV, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, trustee, employee or agent of the Company which imposes duties on, or involves service by, such director, officer, trustee, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Company for purposes of this Article IV.

4.7.                            Contractual Obligation.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IV shall be contract rights and shall continue as to a person who has ceased to be a director, officer, trustee employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney.  Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed by (i) the affirmative vote of the holders of record of a majority of the outstanding shares of the stock of the Company entitled to vote in respect thereof, given at an annual meeting or at any special meeting, provided that notice of the proposed alteration or repeal or of the proposed new bylaws be included in the notice of such meeting, or (ii) the affirmative vote of a majority of the members of the board of directors, at any regular or special meeting of the board of directors.